Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HRG Group, Inc.:

We consent to the use of our reports dated November 20, 2015, with respect to the balance sheets of HRG Group, Inc. and subsidiaries (the Company) as of September 30, 2015 and 2014 and the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2015 and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of September 30, 2015, incorporated by reference in the prospectus, which is part of this registration statement on Form S-4, and to the reference to our firm under the heading “Experts” in such prospectus.

Our report dated November 20, 2015, on the effectiveness of internal control over financial reporting as of September 30, 2015, contains an explanatory paragraph that states HRG Group, Inc.’s consolidated subsidiary - Spectrum Brands Holdings, Inc. acquired Armored AutoGroup Parent, Inc. during 2015, and management excluded from its assessment of the effectiveness of HRG Group, Inc.’s internal control over financial reporting as of September 30, 2015, Armored AutoGroup Parent Inc.’s internal control over financial reporting associated with total assets of $1,543.1 million and total net sales of $160.5 million included in the consolidated financial statements of HRG Group, Inc. and subsidiaries as of and for the year ended September 30, 2015. Our audit of internal control over financial reporting of HRG Group, Inc. also excluded an evaluation of the internal control over financial reporting of Armored AutoGroup Parent, Inc.

/s/ KPMG LLP
New York, New York
January 15, 2016